Exhibit 99.1

Local Corporation Increases Working Capital by Approximately $3.0 Million and Extends Convertible Debt Maturities

- Enters $10 Million Financing Agreement -

IRVINE, Calif., Mar. 10, 2015 — Local Corporation (NASDAQ CM: LOCM), a leading local search and advertising technology company, completed a series of transactions bringing the aggregate amount of its outstanding Senior Convertible Notes to approximately $9.32 million, raising approximately $3.0 million of new capital and extending the maturities.

Senior Convertible Notes

On March 9, 2015, the company entered into a Securities Purchase Agreement relating to the sale and issuance of Senior Convertible Notes, comprising $4.57 million aggregate principal amount of new 8% Senior Convertible Notes maturing in April 2018 and initially convertible at $0.5534 (subject to adjustment), $250,000 of which was invested by certain management and board members, and $4.75 million aggregate principal amount of 10% Partially Liquidating Debentures maturing August 2016, initially convertible at $0.7090 (subject to adjustment). Both transactions included issuance of five-year warrants with 50% coverage with an exercise price at market. The company will issue the Partially Liquidating Debentures pursuant to its effective shelf registration statement. The company has agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the 8% Senior Notes and upon issuance of the warrants The company will use a portion of the proceeds to repay its outstanding 7% Convertible Notes due April 2015 and associated fees.

Credit Facility

In connection with execution of the Securities Purchase Agreement, the company entered into a $10 million secured accounts receivable financing agreement with Fast Pay Partners LLC (“FastPay”) that matures in April 2016. This agreement is expected to replace the company’s senior secured facility with Square 1 Bank.

SEC Filing

The Company has filed in a report on Form 8-K dated March 10, 2015 with a description of the terms of the transaction and credit facility, including a copy of the Securities Purchase Agreement and exhibits. Management encourages investors to read the filing for a better understanding of all terms of the transaction. The 8% Senior Convertible Notes, the warrants and the common stock issuable upon conversion of the 8% Senior Note and upon exercise of the warrants have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered or pursuant to an available exemption from registration.

This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local search and advertising technology company that aggregates and curates the most relevant and rich personalized content and presents it to millions of consumers wherever and however they search for information, while providing significant reach and value to the company’s advertisers and partners. For more information, visit: http://www.localcorporation.com or visit the company’s flagship site: http://www.local.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites and consumers to the sites of our advertisers, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies and our Krillion local shopping technologies, our ability to maintain and grow the number of Network partner sites and the aggregate levels of user traffic from such Network partner sites while also maintaining the quality level of such traffic, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy and technological changes promulgated by our advertising partners and traffic acquisition partners, our ability to raise additional capital to operate our business as needed and on terms that are acceptable to us, if at all,, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, our ability to successfully assert our intellectual property rights, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Investor Relations Contact:	Media Relations Contact:

Kirsten Chapman	Cameron Triebwasser
LHA	Local Corporation
415-433-3777 local@lhai.com	949-789-5223 ctriebwasser@local.com

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